2451 N. McMullen Booth Road
DKM	Suite.308
Certified Public Accountants	Clearwater, FL 33759

855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form S-1, Amendment 1, of our audit report dated July 20, 2012 relative to the financial statements of Dakota Gold Corp. as of April 30, 2012 and 2011 and for each of the years then ended.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

On January 1 2012, the audit firm of Randall N. Drake CPA, PA changed its name to Drake & Klein CPAs. The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

On December 17, 2012, the audit firm of Drake & Klein CPAs changed its name to DKM Certified Public Accountants. The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants
f/k/a Drake & Klein CPAs
f/k/a Randall N Drake CPA PA
Clearwater, Florida
February 15, 2013